Exhibit (a)(5)(HH)

BCP Crystal Acquisition GmbH & Co. KG

Maybachstr. 6, 70469 Stuttgart
Publication pursuant to § 23 para. (1) sentence 1 no. 2 of the
German Securities Acquisition and Takeover Act (WpÜG)

On February 2, 2004, BCP Crystal Acquisition GmbH & Co. KG published the offer document pertaining to the voluntary public takeover offer for all outstanding registered ordinary shares with no par value of Celanese AG, Kronberg im Taunus. On March 13, 2004, BCP Crystal Acquisition GmbH & Co. KG published an amendment to this takeover offer. The offer price is EUR32.50 in cash, without interest, per registered ordinary share of Celanese AG. The acceptance period ended on March 29, 2004, 24:00h Central European Time / 6:00 p.m. New York City time.

1.	Shares of Celanese AG held by and voting rights attributed to BCP Crystal Acquisition GmbH & Co. KG:

Neither BCP Crystal Acquisition GmbH & Co. KG, nor persons acting in concert with BCP Crystal Acquisition GmbH & Co. KG, as such term is defined in § 2 para. (5) of the WpÜG, nor their subsidiaries, currently hold any registered ordinary shares of Celanese AG. Nor are, pursuant § 30 of the WpÜG, any voting rights for such shares attributed to BCP Crystal Acquisition GmbH & Co. KG, persons acting in concert with BCP Crystal Acquisition GmbH & Co. KG, as such term is defined in § 2 para. (5) of the WpÜG, or their subsidiaries.

2.	Number of shares tendered into the takeover offer pursuant to the acceptances received by BCP Crystal Acquisition GmbH & Co. KG, including the shareholding and voting rights percentage:

As of the expiration of the acceptance period on March 29, 2004, 24:00h Central European Time / 6:00 p.m. New York City time, the following number of registered ordinary shares of Celanese AG was tendered into the takeover offer, yielding the shareholding and voting rights percentage as indicated:

	Portion of registered	Portion of voting rights	Portion of voting rights
Number of shares	share capital(1)	(all shares)(2)	(excluding treasury shares)(3)

41,228,136	75.25%	75.25%	83.59%

(1)	Based on the entire registered share capital of Celanese AG which is divided into 54,790,369 registered ordinary shares.

(2)	Based on all 54,790,369 outstanding registered ordinary shares of Celanese AG.

(3)	Based on all outstanding ordinary registered shares of Celanese AG excluding the 5,468,901 shares that are, according to our information, held by Celanese AG, enterprises controlled or majority-owned by Celanese AG and third parties acting for the account of Celanese AG (collectively, the “Treasury Shares”) and thus do not comprise any voting rights, i.e. based on 49,321,468 registered ordinary shares of Celanese AG. For the minimum acceptance condition of 75% as set forth in the offer document, as amended, only this portion of voting rights excluding Treasury Shares is of relevance.

Thus, the minimum acceptance threshold of at least 75% of the outstanding registered ordinary shares with no par value of Celanese AG excluding Treasury Shares has been reached at the expiration of the acceptance period. In addition, all other conditions to the takeover offer, as set forth in section V.4.(a) of the offer document, have been satisfied at the expiration of the acceptance period. Therefore, the share purchase and transfer agreements between BCP Crystal Acquisition GmbH & Co. KG and the accepting shareholders of Celanese AG which have been concluded subject to the conditions precedent described in the offer document took effect and will be consummated in accordance with the terms of the offer document and the amendment to the takeover offer.

Pursuant to § 16 para. (2) sentence 1 of the WpÜG, all shareholders of Celanese AG who did not tender during the acceptance period can still accept the takeover offer within two weeks after this publication, i.e. until

April 19, 2004, 24:00h Central European Summer Time/ 6:00 p.m. New York City time.

For more information about the acceptance and execution of the takeover offer during such subsequent acceptance period, see the offer document, in particular section V.3.(c) and V.5. to V.7.

The offer document, the amendments thereto and other documents related to the takeover offer are published on the internet at the web site http://www.tbg-cag.de. The offer document is also available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany or Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022, U.S.

Stuttgart, April 3, 2004

BCP Crystal Acquisition GmbH & Co. KG

The Management